Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 31, 2026, relating to the consolidated financial statements of Infleqtion, Inc. (F/K/A Churchill Capital Corp X) as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from January 4, 2024 (inception) through December 31, 2024, which is contained in that Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 20, 2026